Exhibit 3.1

Execution Version

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFORMATICA CORPORATION

THE UNDERSIGNED, for the purpose of amending and restating the certificate of incorporation of the Corporation, pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify pursuant to Section 103(a)(2) of the DGCL as follows:

The original name of the Corporation was Informatica Corporation-Delaware. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 4, 1999.

FIRST:                                                        The name of the corporation is Informatica Corporation (the “Corporation”).

SECOND:                                      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:                                                   The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:                                        The aggregate number of shares the Corporation shall have the authority to issue is 2 shares of which: 1 shall be designated Class A common stock, par value $0.01 per share (“Class A Common Stock”); and 1 shall be designated Class B common stock, par value $0.01 per share (“Class B Common Stock”).  The Class A Common Stock and Class B Common Stock are hereinafter sometimes collectively referred to herein as “Common Stock”.

(a)         Class A Common Stock.

(i)                                   Each share of Class A Common Stock shall be entitled to one vote on matters to be voted on by the stockholders of the Corporation; provided, however, that no share of Class A Common Stock shall be entitled to any vote with respect to the election or removal of directors of the Corporation.

(ii)                                The holders of Class A Common Stock shall be entitled to dividends at such time and in such amounts as, if and when declared by the board of directors of the Corporation from time to time out of funds legally available therefor.

(iii)                             Subject to the prior payment to holders of Class B Common Stock as set forth in paragraph (b)(iii) below, the holders of Class A Common Stock shall be entitled to participate pro rata at the same rate per share of such stock in all distributions to the holders of Class A Common Stock upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(b)         Class B Common Stock.

(i)                                   No share of Class B Common Stock shall be entitled to any vote on matters to be voted on by the stockholders of the Corporation; provided, however, that each share of Class B Common Stock shall be entitled to one vote with respect to the election or removal of directors of the Corporation.

(ii)                                The holders of Class B Common Stock shall be entitled to dividends at such time and in such amounts as, if and when declared by the board of directors of the Corporation from time to time out of funds legally available therefor.

(iii)                             The holders of Class B Common Stock shall in no event be entitled to participate in any distributions to the holders of any class of capital stock of the Corporation upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; provided, however, that upon such occurrence the holders of Class B Common Stock shall be entitled to receive $48.75 per share of Class B Common Stock (subject to adjustment for any stock splits, combinations or similar events) plus all accrued and unpaid dividends thereon (if any).

(c)          Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH:                                                       In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation (“Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH:                                                     In addition to the powers and authority herein before or by statute expressly conferred upon than, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH:                                 The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws or any amendment thereof adopted by the Board of Directors.

EIGHTH:                                          (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not, in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of san inconsistent provision,

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such” person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

NINTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 6th day of August, 2015.

By:	/s/Michael Berry
Name: Michael Berry
Title: Executive Vice President and Chief Financial Officer